CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated March 24, 2015, relating to the financial statements and financial highlights, which appear in the January 31, 2015 Annual Report to Shareholders of Columbia LifeGoal® Growth Portfolio, Columbia Capital Allocation Moderate Aggressive Portfolio and Columbia Capital Allocation Moderate Conservative Portfolio (three of the funds constituting Columbia Funds Series Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 27, 2015